Exhibit 10.4

Form of Activated Carbon Sales Agreement

Customer (Party A):	Contract No.

Supplier (Party B): Greater Khingan Range Forasen Energy Technology Co., Ltd. - Tahe Biopower Plant	Date:

1. Product, unit, quantity, price per unit, and total amount

No.	Product Name	Specification	Unit	Quantity	Price per Unit (RMB)	Total Amount (RMB)	Note
1	Activated Carbon		Ton
Total amount with tax (RMB):

2. Payment method and term: Party A shall make the payment by bank’s acceptance bill or wire transfer within three month after delivery;

3. Quality requirements: The quality shall meet the national requirements for related products;

4. The Delivered place: Appointed by Party A;

5. Transportation and expenses: Party B shall handle the transportation on behalf of Party A. Party B should fully consider Party A’s requirements, and negotiate an applicable transportation way and transportation tool, as well as any expenses occurred during the transportation;

6. Package standard and requirements: the packages should be qualified for multiple loads and unloads and to endure long-distance transportation. Package standard is to ensure the goods will reach destination safely and in undamaged condition with normal multiple loads and unloads. Party B will provide packaging materials and pay for the related packaging cost;

7. Inspection standards and methods: Party A shall inspect the goods according to the standards in this agreement. Party A shall express disagreement in writing within 10 days upon receiving the goods. If Party A does not express any disagreement on the quality during that period, the goods will be considered as qualified.

8. Breach of the Agreement: if Party B fails to deliver the products to Party A within the 10 days after the agreed delivery date, Party A shall have the right to terminate the agreement without consent from Party B.

9. Damages: If Party B fails to meet the quality requirements of the products, it should pay liquidated damages of 10% of the total amount for those products. If either party fails to perform its obligations under this agreement due to force majeure, it shall inform the other party at the earliest time possible and shall not be held responsible.

10. Others: Any dispute occurred during the implementation of this agreement is allowed to be solved by negotiation between two parties. In case no settlement has been reached, any party may sue at the local court.

11. Term: this agreement will take effect on the signing date and terminate after all responsibility are performed.

12. This agreement is made in duplicate with one copy held by each party. All facsimiles and scan copies have the same legal force as the original one.

Corporate stamp of Party A:

Party A:

Name:

Address:

Contact Person:

Tel:

Bank:

Account No.

Tax No.

Corporate stamp of Party B:

Party B: Greater Khingan Range Forasen Energy Technology Co., Ltd. - Tahe Biopower Plant

Name:

Address:

Contact Person:

Tel:

Bank:

Account No.:

Tax No.: